UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934




                         March 18, 1998 (March 17, 1998)
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                Date of Report (Date of earliest event reported)



                           GEOTEK COMMUNICATIONS, INC.
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             (Exact name of registrant as specified in its charter)



           Delaware                  0-17581                   22-2358635
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   (State or other jurisdiction    (Commission                (IRS Employer
        of incorporation)          File Number)             Identification No.)



               102 Chestnut Ridge Road, Montvale, New Jersey 07645
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               (Address of principal executive offices) (Zip Code)



        Registrant's telephone number, including area code (201) 930-9305
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                    INFORMATION TO BE INCLUDED IN THE REPORT




Item 5.  Other Events.
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         On March 17, 1998, Geotek Communications, Inc. (the "Company")
commenced an offer to purchase for cash, upon the terms and subject to the conditions set forth in an Offer to Purchase dated March 17, 1998 (the "Offer to Purchase"), up to $16,196,000 Accreted Value (as defined in the Indenture referred to below) of the Company's 15% Senior Secured Discount Notes due 2005 (the "Notes") for a cash purchase price equal to 100% of the Accreted Value thereof as of May 8, 1998, the date of purchase (the "Purchase Date"). The Company made the Offer pursuant to Section 10.08 and Section 4.12 of the Indenture, dated as of June 30, 1995 (as amended, the "Indenture"), between the Company and IBJ Schroder Bank & Trust Company, as Trustee (the "Trustee"), governing the Notes.

         Pursuant to Section 10.08 of the Indenture, the Company is obligated within 30 days after a Permitted Foreign Asset Sale (as defined in the Indenture) to use not less than 20% of the net cash proceeds (the "Excess Proceeds") from such Permitted Foreign Asset Sale to make an offer to all holders of Notes, to be consummated not more than 40 business days thereafter, to purchase the maximum Accreted Value of Notes, on a pro rata basis according to the Accreted Value of the Notes tendered, that may be purchased out of the Excess Proceeds. Section 4.12(b) of the Indenture requires that the offer price be made in cash in an amount equal to 100% of the Accreted Value on the date fixed for closing of such offer plus accrued and unpaid interest, if any, to the date fixed for the closing of such offer. On February 12, 1998, the Company consummated a Permitted Foreign Asset Sale (the "First Permitted Foreign Asset Sale") in which the Net Cash Proceeds (as defined in the Indenture) were equal to approximately $4,560,208, of which $912,041 constitutes Excess Proceeds. On February 12, 1998, the Company consummated a second Permitted Foreign Asset Sale (the "Second Permitted Foreign Asset Sale" and collectively with the First Permitted Foreign Asset Sale, the "Permitted Foreign Asset Sales") in which the Net Cash Proceeds were equal to approximately $76,415,305, of which $15,283,061 constitutes Excess Proceeds. The aggregate amount of Excess Proceeds from the Permitted Foreign Asset Sales is equal to $16,195,102.

         The First Permitted Foreign Asset Sale was consummated pursuant to a purchase agreement (the "Terrafon Agreement") by and among the Company, Geotek Communications GmbH, a German corporation and wholly-owned subsidiary of the Company ("Geotek Germany"), O.Tel.O Communications GmbH, a German corporation ("O.tel.O"), and RegioKom Deutschland Gesellschaft fur Bundelfunkdienste mbH, a German corporation ("RegioKom"). Pursuant to the Terrafon Agreement, Geotek Germany sold and assigned its limited partnership interests in Terrafon Bundelfunk GmbH & Co. KG and its shares of Terrafon Bundelfunk Geschafts-fuhrungs Gesellschaft mbH for an aggregate purchase price equal to DM7,000,000 (US$3,837,719), approximately DM500,000 (US$274,123) of which is being held in escrow to satisfy Geotek Germany's indemnity obligations, if any, under the Terrafon Agreement. As part of such transaction, Geotek Germany also received an additional amount equal to DM2,218,842 (US$1,214,473) representing a return of capital from O.tel.O. The portion of such amounts payable to Geotek Germany which constitute Net Cash Proceeds is $4,560,208, of which $912,041 constitutes Excess Proceeds. The Second Permitted Foreign Asset Sale was consummated pursuant to a purchase agreement (the "NB3 Agreement") by and among the Company, Geotek GmbH Holding Corporation, a Delaware corporation and wholly-owned subsidiary of the Company (the "Geotek Sub"), TIWC Holdings (UK) Limited and Telesystem International Wireless Inc., a Canadian corporation. Pursuant to the NB3 Agreement, Geotek Sub sold the entire issued share capital of National Band Three Limited for an aggregate purchase price of approximately $82,000,000, approximately $4,102,000 of which is being held in escrow to satisfy its indemnity obligations, if any, under the NB3 Agreement. The portion of such amounts payable to the Company which constitute Net Cash Proceeds is $76,415,305, of which $15,283,061 constitutes Excess Proceeds.

         Notes must be tendered to IBJ Schroder Bank & Trust Company pursuant to the procedures described in the Company's Offer to Purchase prior to 5:00 p.m., New York City time, on May 7, 1998. Holders will have the right to withdraw tendered Notes until 5:00 p.m., New York City time, on May 5, 1998.

         All Notes properly tendered prior to 5:00 p.m., New York City time, on May 7, 1998 and not withdrawn prior to 5:00 p.m., New York City time, on May 5, 1998 will be accepted for payment on a pro rata basis, upon the terms and subject to the conditions of this Offer, up to an aggregate Accreted Value of $16,196,000 (or $22,205,922 principal amount at maturity).


Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.
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         (c)   Exhibits.
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               99       Pro forma income statement setting forth
                        historical information which has been
                        adjusted to reflect the Permitted Foreign
                        Asset Sales and the assumed purchase of
                        $16,196,000 Accreted Value of Notes.




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                                    SIGNATURE
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         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned thereunto duly authorized.


                                          GEOTEK COMMUNICATIONS, INC.
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                                                  (Registrant)


                                          By:   /s/  Robert Vecsler
                                             ----------------------------------
                                             Robert Vecsler
                                             Secretary and General Counsel




Date:  March 18, 1998


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                                  EXHIBIT INDEX




Exhibit No.     Description
-----------     -----------
99              Pro forma income statement setting forth historical information which has been adjusted to reflect certain permitted asset sales and the assumed purchase of $16,196,000 Accreted Value of the Company's 15% Senior Secured Discount Notes due 2005